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Exhibit 10.48

CHANGE OF CONTROL AGREEMENT

        This Change of Control Agreement (the "Agreement") is made effective as of March 28, 2005, between Wireless Facilities, Inc. ("WFI") and Deanna Lund ("Lund"), subject to WFI's Board of Directors' approval.

        A.    Lund is presently employed as Chief Financial Officer pursuant to an offer letter dated March 15, 2004 (the "Offer Letter").

        B.    Lund and WFI desire to memorialize in writing their understanding regarding vesting of stock options and stock appreciation rights granted to Lund under WFI's equity incentive plans in the event of a Change of Control.

        Therefore, in consideration of the promises and the mutual covenants contained below, and for other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

        1.    Vesting Upon Change of Control.    Upon the closing of a transaction that constitutes a Change of Control (as defined in paragraph 3(a) below), the vesting of 50% of all stock options and stock appreciation rights granted to Lund under WFI's equity incentive plans that as of the date of such Change of Control remain unvested shall accelerate, to the extent permissible by law, notwithstanding and in addition to any existing vesting provisions set forth in such stock option, stock appreciation right and/or WFI equity incentive plan. On the one year anniversary of such Change of Control or upon a Triggering Event (as defined in paragraph 3(b) below), whichever occurs sooner, the remaining unvested portion of any stock options and stock appreciation rights shall immediately vest.

        2.    Severance Payment Following a Change of Control.    If Lund is terminated without Cause (as defined in paragraph 3(c) below) or voluntarily resigns from WFI as a result of a Triggering Event (as defined in paragraph 3(b) below) after a Change of Control (as defined in paragraph 3(a) below), Lund will be entitled to receive severance compensation equal to one year of her base salary then in effect plus her maximum bonus amount for such fiscal year, less applicable taxes and withholding, in satisfaction of all obligations (other than as provided in paragraph 1 above) that WFI may have to Lund. Payment of such severance compensation will be conditioned upon Lund's execution of a separation agreement with a release of claims reasonably satisfactory to WFI.

        3.    Definition of Change of Control and Triggering Event.

        (a)   A Change of Control means: (i) the acquisition by an individual person or entity or a group of individuals or entities acting in concert, directly or indirectly, through one transaction or a series of transactions, of more than 50% of the outstanding voting securities of WFI; (ii) a merger or consolidation of WFI with or into another entity after which the stockholders of WFI immediately prior to such transaction hold less than 50% of the voting securities of the surviving entity; (iii) any action or event that results in the Board of Directors consisting of fewer than a majority of Incumbent Directors ("Incumbent Directors" shall mean directors who either (A) are directors of WFI as of the date hereof, or (B) are elected or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination); or (iv) a sale of all or substantially all of the assets of WFI.

        (b)   A Triggering Event means (i) Lund's termination from employment; (ii) a material change in the nature of Lund's role or job responsibilities so that Lund's job duties and responsibilities after the Change of Control, when considered in their totality as a whole, are substantially different in nature from the job duties Lund performed immediately prior to the Change of Control; or (iii) the relocation of Lund's principal place of work to a location of more that thirty (30) miles from the location Lund was assigned to immediately prior to the Change of Control.

        (c)   "Cause" means (i) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of Lund with respect to Lund's obligations or otherwise relating to the business of WFI; (ii) Lund's material breach of this Agreement or WFI's standard form of confidentially agreement; (iii) Lund's conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement, or any felony or crime of moral turpitude; or (iv) Lund's willful neglect of duties or poor performance. Notwithstanding the foregoing, a termination under subsection iv shall not constitute a termination for "Cause" unless WFI has first given Lund written notice of the offending conduct (such notice shall include a description of remedial actions that WFI reasonably deems appropriate to cure such offending conduct) and a thirty (30) day opportunity to cure such offending conduct. In the event WFI terminates Lund's employment under subsection iv, WFI agrees to participate in binding arbitration, if requested by Lund, to determine whether the cause for termination was willful neglect of duties or poor performance as opposed to some other reason that does not constitute Cause under this Agreement.

        4.    General Provisions.    Except as set forth in this Agreement, the terms of the Offer Letter remain unchanged. Nothing in this Agreement is intended to change the at-will nature of Lund's employment with WFI. This Agreement and the Offer Letter, including the Additional Terms and Conditions attached thereto and the Proprietary Information and Innovations Agreement signed by Lund, constitute the entire agreement between Lund and WFI with respect to Lund's employment with WFI. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties.

DEANNA LUND
Dated:	/s/ DEANNA LUND
WIRELESS FACILITIES, INC.
Dated:	By:	/s/ ERIC DEMARCO Eric DeMarco, Chief Executive Officer

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  Exhibit 10.48
CHANGE OF CONTROL AGREEMENT